Exhibit 99.7

AQUILA, INC.
PROXY/VOTING INSTRUCTION CARD

By signing this proxy card you are appointing Richard C. Green and Christopher M. Reitz as Proxies, with full power of substitution, to vote all shares of Aquila, Inc. common stock held by you on [                       ], 2007, at Aquila’s Special Meeting of Stockholders on [                       ], 2007, or at any adjournment or postponement of such meeting. They will vote your proxy exactly as you have indicated on the reverse side of this card.

You may write any comments here:

Please note any change in your address here:

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

This proxy is being solicited by the Board of Directors for the Aquila, Inc. Special Meeting of Stockholders to be held on [                       ], 2007.

The shares will be voted at the Special Meeting of Stockholders to be held at [                       ] on [                       ], 2007. If the meeting is postponed or adjourned, your appointed Proxies will vote your shares at the rescheduled or reconvened Special Meeting.

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card. If this card is signed and returned without direction, such shares will be voted FOR the Items.

Please follow the steps below to ensure that your proxy card is properly executed and returned in time to be counted:

If you are voting by mail:

1.               Mark your vote relating to the adoption of the Agreement and Plan of Merger in one of the three boxes to the right of proposal one.

2.               Mark your vote relating to the adjournment and postponement of the special meeting in one of the three boxes to the right of proposal two.

3.               Sign and date this card at the bottom in the space provided, exactly as your name appears on this form above. Joint owners must each sign.

4.               Tear off at the perforation and mail the completed card with signature(s) in the enclosed reply envelope to: Proxy Tabulator, PO Box 535450, Pittsburgh PA, 15253-9847

As an alternative to returning your card by mail, you may vote via the Internet or by using the telephone. We encourage you to take advantage of these other two convenient ways to vote your shares without mailing us your proxy card.

To vote using the Internet:

1. Go to http://www.cesvote.com

2. Please have this voting form in hand and follow the instructions when accessing the site.

To vote using the telephone:

1. Dial 1-888-693-8683 from a touch-tone telephone.

2. Please have this voting form in hand and follow the instructions you will hear.

Your vote is important!

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

☒ Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner you direct below.

Mark box at right if you plan to attend the Special Meeting  ☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.  ☐

0.000

The Board of Directors recommends a vote “FOR” the following proposals.

1. Adopt the Agreement and Plan of Merger, dated as of February 6, 2007, among Aquila, Inc., Great Plains Energy Incorporated, Gregory Acquisition Corp., and Black Hills Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGNATURE(S)	DATE

NOTE: Please sign exactly as the name appears above. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please show the applicable full title after your name.

AQUILA, INC.
SPECIAL MEETING OF STOCKHOLDERS

[DATE]
[TIME]
[LOCATION]